UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
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CORPORATE CAPITAL TRUST, INC.

(Name of Registrant as Specified in its Charter)

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The following are remarks by management of Corporate Capital Trust, Inc. (the “Company”), its investment advisor, CNL Fund Advisors Company (“CNL”), and its investment sub-advisor, KKR Credit Advisors (US) LLC (“KKR”), during an earnings call held on April 6, 2017 and made available for replay starting April 6, 2017. The remarks relate, in part, to the Company’s previously disclosed plans to pursue a potential listing of the Company’s shares of common stock on a national securities exchange (the “Listing”). As previously disclosed, in connection with the Listing, the board of directors of the Company (the “Board”) also approved, and will be recommending to the Company’s stockholders, a number of amendments to the Company’s charter to conform to publicly listed peers of the Company, and the Board unanimously approved a new investment advisory agreement with KKR, which will become effective following the satisfaction of certain conditions, including the Listing and stockholder approval of such agreement.

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CORPORATE CAPITAL TRUST

YEAR END 2016 EARNINGS CONFERENCE CALL SCRIPT

April 6, 2017

Mary Ellen:

Welcome and thank you for joining us on Corporate Capital Trust’s year end 2016 earnings call. With me today are Tom Sittema, CEO and Chairman of the Board, Chirag Bhavsar, Chief Financial Officer and Chief Operating Officer, Todd Builione, Member of KKR, President of KKR Credit & Markets, and a member of the CCT Board, as well as Daniel Pietrzak, Portfolio Manager for KKR Credit. Before we begin, I would like to call your attention to the customary Safe Harbor disclosure and note that today’s conference call may include forward-looking statements, which are based on the belief and assumptions of management, and on information which is currently available as of December 31, 2016.

Important factors could cause actual results to differ materially from expectations. These factors are fully discussed in our offering prospectus and financial statements as filed with the U.S Securities and Exchange Commission. We do not intend to update our forward-looking statements or projections, unless required by law.

Today’s call is not intended to be an offer for sale of our securities. Corporate Capital Trust’s public offering of its securities is now closed. All of Corporate Capital Trust’s filings can be found on the SEC’s website, at SEC.gov.

Each listener is encouraged to review those filings together with all other information provided therein. At this time I’d like to turn the call over to Tom Sittema, CEO of Corporate Capital Trust.

Tom:	Thank you Mary Ellen. And thanks to each of you for joining this morning. On March 17th, we filed our 2016 10-K, and this past Tuesday we issued our earnings release for the fiscal year ended December 31st, 2016. Additionally, we announced via 8-K yesterday that the board of directors has unanimously approved a recommendation to pursue a public listing, and that upon listing, our asset management fee will be reduced from 2% to 1.5%. We expect that the listing could occur at some point within the next 12 months, subject of course to market conditions and other considerations. Also, following board approvals and a transaction in which KKR has agreed to purchase the assets of CNL Fund Advisors, concurrent with the future listing, KKR will operate as the sole Advisor of Corporate Capital Trust. It’s important to note that this future change in roles does not represent an internalization of the advisor, but rather simply a private transaction between KKR and CNL.

We also filed a preliminary proxy with the SEC late yesterday. Among those items I’ve already referenced, it includes items for shareholder approval related to various changes in Corporate Capital Trust’s charter that, upon listing, will better position us for the next phase of our life as a traded vehicle. All of the details are currently available on the SEC’s website and will be provided directly to our shareholders following SEC review of the proxy.

Let me just say that we continue to be incredibly excited about the future of Corporate Capital Trust and look forward to the potential benefits a future listing may provide to the company and ultimately to our shareholders.

Before I turn the call over to Chirag, I would be remiss if I didn’t offer my thanks to Erik Falk for his service as a member of the Board of Corporate Capital Trust. We are excited, however, to welcome Todd Builione, who was recently appointed to the Board following Erik’s recent resignation. Todd joined KKR in 2013, and as previously mentioned, is a Member of KKR and the President of KKR Credit & Markets. He also serves on the KKR Global Risk Committee. Todd is with us this morning and together with Dan will provide some market commentary towards the end of our call.

Let me now turn the call over to Chirag Bhavsar, our CFO and COO, to touch on our 2016 results.

Chirag:	Thanks Tom.

We began 2016 with NAV per share at $8.93 and ended the year at the same. The 12/31 value of $8.93 is after the $0.80 cents per share we have provided shareholders in distributions over the twelve months ended December 31, 2016. This resulted in an annualized total return through the twelve months of 9.4% assuming reinvestment of distributions. Additionally, when you look at the annualized return from launch in June 2011, both with and without load, those numbers are 6.3% and 8.3%, respectively.

The second point I would make is related to portfolio rotation. With the exception of our dividend reinvestment program, we are no longer raising incremental equity capital, and we are strategically rotating liquid positions into originated positions. It’s important to remember that we are able to participate in larger deals, or co-invest, in the same deals on the same terms with other KKR managed funds or separately managed accounts. Our total originated investments represented over 60% of the portfolio at December 31st, which is up slightly from year end 2015. As we’ve discussed on prior calls, this freedom to co-invest alongside other KKR funds is a particularly powerful tool as it provides us a number of advantages, including the ability to go after larger deals where few competitors may exist; it provides us potential leverage when there are issues in a credit and more simply, it allows for Corporate Capital Trust’s shareholders to stand right beside KKR’s institutions and separately managed accounts in exactly the same position on exactly the same terms.

The third point I would make focuses on distributions and the durability we’ve displayed. We distributed $245 million to shareholders in 2016, all of which will be covered by taxable income and with no return of capital. Also, 51% of those distributions were reinvested back into the company.

Additionally, as we continue to optimize our liability structure, we added a $300 million facility with JPMorgan Chase in November of 2016. The credit facility has an accordion feature which allows for the expansion of the borrowing limit up to $400 million. This facility will further support the rotation of the portfolio from liquid to originated positions.

Let me now turn it over to Todd for some additional comments on the recent filings Tom referred to at the outset of this call followed by some commentary on the current status of the market by Daniel.

Todd:	Thanks a lot Chirag. We‘re excited for the opportunity to be CCT’s sole investment advisor once the Company is listed on the New York Stock Exchange. We’ve had a great relationship with CNL for a number of years and look forward to continuing that relationship with CNL, in fact a CNL member will participate on the Special Advisory Committee to the CCT I Board and of course with CCT II we will continue the advisor/sub-advisor relationship in exactly the manner that it is today.

Regarding CCT, following the end of the offering period, the Company is transitioning into its next life stage. CCT will no longer be actively marketed towards the independent broker-dealer community and financial advisors, and instead will be broadly owned by a mix of its existing shareholders, and potentially of course new institutional and retail shareholders who acquire shares on the NYSE.

As part of this change, the advisors have decided that a consolidation of the split roles currently provided by KKR and CNL is likely to provide benefits for CCT shareholders. Hence the move to KKR as sole advisor to CCT upon listing.

KKR has significant experience in managing publicly traded investment companies and public vehicles, and KKR also has strong relationships with institutional shareholders, which should be relevant to CCT as it becomes a listed vehicle.

We have great expectations for CCT and this transaction demonstrates our commitment to the vehicle and excitement for the future.

With that I’ll turn it over to my partner Dan Pietrzak for some comments on the current state of the market and as well as our pipeline of new deal flow.

Dan:	Thank you, Todd.

I’ll briefly review a few key highlights we’re seeing in the market, before turning it over for Q&A. Year-to-date, the BofA ML US High Yield index is up 2.9%, while the index’s performance since September 30, 2016 is even stronger, returning 4.9%. Public credit markets have participated in the risk assets rally along with the public equity markets.

While these performance statistics are strong and inflow to loan funds have also been strong, we have not seen a significant level of new deal volume. This has resulted in somewhat of a supply demand imbalance in the liquid leveraged credit markets, providing issuers with opportunities to reprice existing debt…..and we’ve seen considerable repricing activity year-to-date.

Because of this, the best opportunities we see today are not in the liquid markets – they are in our originated book.

We believe the current environment is an exciting one for direct lending and private credit. The markets are placing a premium on transactions that require long-term capital or need access to additional due diligence capabilities. This plays into our strength, given our platform, and we’re seeing an attractive premium across private credit – which includes wider spreads, higher yields and tighter structures – when compared to syndicated deals, and our pipeline of originated transactions has never been stronger.

To give you a sense of the environment and our recent activity, I wanted to review a recent investment. In March of this year, we committed to a $40 million loan to a company with $550 million of revenue and $75 million of EBITDA in the home décor space. The company is well diversified across customers and categories and is being purchased by a sponsor that we have worked with historically and we respect very much. In terms of the investment, which we believe is very attractive, I wanted to give a couple of key highlights.

It’s an $80mm 2nd Lien Term Loan, that’s the total tranche size. The pricing is around 10%, with three points of up-front fees or OID. And like most transactions in this space, it comes with call protection starting at 103 in year one. In terms of highlights to why we like the risk and reward, the leverage for the second lien is only a 3.5x to 4.4x. The company is in a large and attractive market and the company is the third, is three times the size of its next largest competitor. We believe the end markets for the company have shown to be recession resistant, and the company has a diversified customer base with no customer representing more than 10% of sales.

With that, I’ll turn it back to Tom.

Tom:	Thank you Dan. With that, I’ll ask the Operator to please provide instructions for those that wish to ask a question.

Operator:	We will now begin the question and answer session. To ask a question you may press * then 1 on your touchtone phone. If you are using a speaker phone, please pick up your handset before pressing the keys. To withdraw your question, please press * then 2. At this time we will pause momentarily to assemble our roster.

Tom:	Operator are there any questions in the queue?

Operator:	Not at this time sir, but again if anybody wants to ask a question, please press * then 1.

Tom:	We’ll wait one more minute.

Operator:	Still no questions at this time sir.

Tom:	All right, well then thank you, operator and thanks to all of you who have joined us this morning on behalf of Corporate Capital Trust and our board of directors, I want to thank all of you. We look forward to speaking with you in mid-May after we file our first quarter 10-Q. Have a great day.

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Additional Information and Where to Find It

In connection with the matters described in this document, the Company has filed, and intends to file, relevant materials with the Securities and Exchange Commission (“SEC”), including a preliminary proxy statement on Schedule 14A, which was filed with the SEC on April 5, 2017. Promptly after filing its definitive proxy statement with the SEC, the Company will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the stockholder meeting relating to such matters. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE MATTERS DESCRIBED IN THIS REPORT. The preliminary proxy statement, the definitive proxy statement and other relevant materials (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov), at the Company’s website (http://www.corporatecapitaltrust.com), or by writing to the Company at 450 S. Orange Avenue, Orlando, Florida 32801 (telephone number 866-650-0650).

Participants in the Solicitation

The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the matters described in this document. Information about the Company’s directors and officers, as well as the identity of other potential participants, and their respective direct or indirect interests in such matters, by security holdings or otherwise, are set forth in the preliminary proxy statement and will be set forth in the other materials to be filed with SEC.

Forward Looking Statements

The information in this document may include “forward-looking statements.” These statements are based on the beliefs and assumptions of the Company’s management and on the information currently available to management at the time of such statements. Forward-looking statements generally can be identified by the words “believes,” “expects,” “intends,” “plans,” “estimates” or similar expressions that indicate future events. Important factors that could cause actual results to differ materially from the Company’s expectations include those disclosed in the Company’s filings with the SEC, including the Company’s annual report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC on March 20, 2017. The Company undertakes no obligation to update such statements to reflect subsequent events.